Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-223068), pertaining to the 2017 Omnibus Incentive Plan of Evolus, Inc. of our report dated March 29, 2018, with respect to the financial statements of Evolus, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Irvine, California
March 29, 2018